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                                                                      EXHIBIT 21

                  SUBSIDIARIES OF TRANS WORLD AIRLINES, INC.
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1.   Ambassador Fuel Corporation
2.   Ambassador Health Systems, Inc.
3.   Century Air Rail & Land Insurance Company
4.   Getaway Management Services, Inc.
5.   International Aviation Security, Inc.
6.   International Aviation Security France
7.   International Airport Services
8.   International Aviation Security Gesellschaft
9.   International Aviation Security Italia S.r.l.
10   International Aviation Security S.A.
11.  International Aviations Security Ltd.
12.  International Aviation Security (UK)
13.  International Aviation Security N.V.
14.  Mega Advertising, Inc.
15.  Northwest 112th Street Corp.
16.  Ozark Group, Inc.
17.  TWA Getaway Vacations, Inc.
18.  The Getaway Group (UK), Inc.
19.  The TWA Ambassadors Club, Inc.
20.  Transcontinental & Western Air, Inc.
21.  Trans World Airlines Services, Inc.
22.  Trans World Computer Services, Inc.
23.  Trans World Express, Inc.
24.  Trans World Pars, Inc./1/
25.  TWA America, Inc.
26.  TWA Aviation, Inc.
27.  TWA de Mexico S.A. de C.V.
28   TWA Employee Services, Inc.
29.  TWA Group, Inc.
30.  TWA International, Inc.
31.  TWA Maintenance Services, Inc.
32.  TWA Nippon, Inc.
33.  TWA Standards & Controls, Inc.
34.  TWA-US Inc.
35.  TWA-NY/NJ Gate Company, Inc.
36.  TWA-LAX Gate Company, Inc.
37.  TWA-San Francisco Gate Company
38.  TWA-Logan Gate Company, Inc.
39.  TWA-D.C. Gate Company, Inc.
40.  TWA-Omnibus Gate Company, Inc.
41.  TWA-Hanger 12 Holding Company, Inc.
42.  LAX Holding Company, Inc.
43.  TWA Stock Holding Company, Inc.
44.  TWA Gate Holdings, Inc.




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1 Holds 25% of Worldspan